Exhibit 99.1

News Release

Community Healthcare Trust Incorporated’s Chairman, CEO and President Entered into a 10b5-1 Purchase Plan to Acquire Shares of Community Healthcare Trust Incorporated’s Common Stock
FRANKLIN, Tenn., February 29, 2016 /PRNewswire/ -- Community Healthcare Trust Incorporated (NYSE: CHCT) today announced that its Chairman, Chief Executive Officer and President Timothy Wallace entered into a 10b5-1 plan to acquire shares of the Company’s common stock consistent with certain timing, volume and price limitations.
The trading plan was entered into on February 29, 2016 and will become effective April 4, 2016. Under the plan, Mr. Wallace will be able to purchase up to the lesser of $4,000,000 or 200,000 shares of the Company’s common stock, subject to price and trading limitations.
Rule 10b5-1 permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may gradually acquire stock over a period of time regardless of any material, non-public information they may receive after adopting a plan. In accordance with Rule 10b5-1, Mr. Wallace will have no discretion over purchases under the plan. Because the purchases under the plan are subject to certain market pricing parameters and trading limitations, there is no guarantee as to the exact number of shares that will be purchased under the plan, or that there will be any purchases pursuant to the plan. Details of the transactions will be publicly available through Form 4 filings with the Securities and Exchange Commission.
About Community Healthcare Trust Incorporated
Community Healthcare Trust Incorporated (the “Company”) is a real estate investment trust that focuses on owning income-producing real estate properties associated primarily with the delivery of outpatient healthcare services in non-urban markets throughout the United States.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "anticipates" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company's filings with the Securities and Exchange Commission (the "Commission"), including, without limitation, the Company's Annual Report on Form 10-K filed with the Commission on February 26, 2016 and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT W. Page Barnes, 615-771-3052
SOURCE Community Healthcare Trust Incorporated

1